Exhibit 2.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of August 10, 2010, by and between Edwin A. Reilly, Michael J. Mahoney, James A. Shanahan, Laura Magliochetti, Olivia Magliochetti, Rita Magliochetti, Robert McGuire, James R. Bolton, Jennifer K. Bolton, Sahin Atlas and Robert Hesse (each a "Seller" and collectively, the "Sellers") and Aquamer Medical Corp., a Delaware corporation with offices located at 23 Wallace Street, Red Bank, New Jersey 07701 (the "Purchaser").

W I T N E S S E T H :

WHEREAS, the Sellers are the owners of all of the issued and outstanding shares (the "Shares") common stock, par value $0.001 per share (the "Common Stock"), of Urban Agricultural Corp., a Delaware corporation with offices located at 8 Algonquian Drive, Natick, Massachusetts 01760 (the "Company"); and

WHEREAS, the Sellers desire to sell all of the Shares to the Purchaser and the Purchaser desires to purchase all of the Shares owned by the Sellers upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1.   PURCHASE AND SALE OF SHARES.

1.1.      Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser agrees to purchase from each Seller, and each of the Sellers agrees to sell and deliver to the Purchaser, all of the Shares owned by such Seller as set forth in Schedule 1.1 hereto, in each case free and clear of all liens, claims or other encumbrances.  The sale and purchase are intended to be a tax-free transaction under the Internal Revenue Code of 1986, as amended.

1.2.      Except as provided in Section 1.3 hereof, as consideration for the Shares, the Purchaser shall issue and deliver to Sellers at the Closing an aggregate of Sixty Million and Two (60,000,002) shares (the "Purchaser Shares") of the Purchaser’s common stock,  $0.001 par value  (the "Purchase Consideration").  Except as provided in Section 1.3 hereof, each Seller shall receive the number of Purchaser Shares set forth opposite such Seller’s name on Schedule 1.1 hereto.

1.3  The Purchaser may hold back an aggregate of Thirty Million (30,000,000) Purchase Shares (the "Holdback Shares") until the first (1st) anniversary of the Closing Date (the "Holdback Expiration Date") whereupon the Holdback Shares shall be paid to the Sellers, subject however to the remaining provisions of this Section 1.3.

(a)        If pursuant to Section 6 of this Agreement the Purchaser delivers an Indemnification Notice (as defined in Section 6) to the Seller Representative (as defined in Section 7) prior to the Holdback Expiration Date, the Purchaser may, in its sole discretion, retain and/or set-off from the Holdback Shares such number of Holdback Shares (which shall be specified in such notice(s) to the Seller Representative) as the Purchaser reasonably determines may have the value necessary to satisfy the Claims(s) (as defined in Section 6) set forth in such Indemnification Notice pending final resolution of such Claim.  The Sellers may dispute the validity or the amount of any such Claim(s) ("Claim Dispute") by having the Seller Representative provide written notice to the Purchaser within fifteen (15) days of the date of the Indemnification Notice of such dispute (the "Dispute Notice"), in which case the parties shall use reasonable good faith efforts to resolve such Claim Dispute within thirty (30) days from the date of the Claim Dispute.

            (b)        Upon either the Holdback Expiration Date or upon the resolution of any Claim, either (i) if the number of Holdback Shares held back pursuant to this Section 1.3 by the Purchaser at such time exceeds the aggregate value of all remaining unresolved Claims at such time, then the Purchaser shall promptly deliver to the Sellers pro rata the number of such excess Holdback Shares or (ii) if at such time the aggregate number of Holdback Shares being held back by the Purchaser is less than or equal to the aggregate amount of all Claims pending at such time, the Purchaser shall not be obligated to deliver any such Holdback Shares to the Seller, subject however to the future resolution of any remaining unresolved Claims.

            (c)        Nothing in this Section 1.3 shall limit or impair, in any way, the rights of the Purchaser set forth in Section 6 of this Agreement.

1.4.      The closing (the "Closing") of the purchase of the Shares by Purchaser contemplated hereby shall take place on the date hereof at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036, or at such other location and date as Sellers and Purchaser shall mutually agree.

1.5       At the Closing, Sellers will deliver to Purchaser the stock certificates evidencing the Shares to be purchased hereunder, along with stock powers executed in blank.  Except as provided in Section 1.3 hereof, at the Closing, the Purchasers shall deliver or cause to be delivered to each Seller certificates evidencing the Purchaser Shares to be issued to such Seller as such Seller’s Purchase Consideration, as set forth on Schedule 1.1.

1.6       Each certificate for Purchaser Shares shall bear the following legend on the face thereof:

THE SHARES OF STOCK (THE "SHARES") REPRESENTED BY THESE CERTIFICATES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS, AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

Any certificate issued at any time in exchange or substitution for any certificate bearing such a legend shall also bear such legend unless in the opinion of counsel reasonably satisfactory to the Purchaser the securities represented thereby need no longer be subject to the restrictions referenced in such legend.  The provisions of paragraph 3 shall be binding upon all subsequent holders of certificates bearing the above legend.  Each Seller consents to the Purchaser making a notation on its records and giving instructions to any transfer agent in order to implement the restrictions on transfer established in this Section 1.5.

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS.

Each Seller hereby represents and warrants to the Purchaser as follows:

2.1       Such Seller is the sole beneficial and record owner of the Shares sold by such Seller hereunder, which Shares represent all of the outstanding shares of the Company’s common stock beneficially owned by such Seller. The Shares being transferred and sold by all of the Sellers to Purchaser hereunder, in the aggregate, constitute all of the issued and outstanding shares of stock of the Company.

2.2       (a)        Such Seller has good and marketable title to such Seller’s Shares, free and clear of and from any and all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, restrictions on transfer, security agreements and other agreements, arrangements, contracts, commitments, understandings or obligations (collectively "Encumbrances"), and upon delivery of the Purchase Consideration to such Seller, Purchaser shall have good and marketable title to the Shares, free and clear of all Encumbrances.

(b)        Except as set forth on Schedule 2.2(b), the Company has no outstanding stock or securities convertible into or exchangeable for any shares of its capital stock or containing any profit participation features, nor does it have outstanding any rights or options to subscribe for or purchase any shares of its capital stock or any stock or securities convertible into or exchangeable for any shares of its capital stock or any stock appreciation rights or phantom stock plans.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.  All of the Shares have been validly issued and are fully paid and nonassessable.

(c)        There are no statutory or contractual shareholders’ preemptive rights or rights of refusal with respect to the sale of such Seller’s Shares hereunder.  Such Seller has not violated any applicable federal or state securities laws in connection with the offer or sale of such Seller’s Shares.

2.3       Such Seller has the full legal right, power, authority and capacity to execute, deliver and perform this Agreement and the transactions contemplated under this Agreement.  This Agreement has been duly and validly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms.

2.4       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification.  Except as set forth in Schedule 2.4, the Company does not have, and at all times during its existence has not had, any subsidiaries.  The Company has all requisite corporate power and authority to enable it to own, lease or otherwise hold its properties and assets, but the Company has no properties or assets other than cash in the amount of $75,467.98 as of the close of business to the date hereof and a certain License Agreement, dated June 27, 2010 (the "License Agreement"), with TerraSphere Systems LLC ("TerraSphere") and, other than the negotiation, execution and delivery of the License Agreement, the Company has not commenced operations or otherwise conducted any business in any jurisdiction.

2.5       Except as set forth in Schedule 2.8, the Company is not a party to any other agreements, written or oral.  The License Agreement and each of the contracts in Schedule 2.8 (the "Schedule 2.8 Contracts") is in full force and effect in accordance with its terms.  Neither party to the License Agreement or any Schedule 2.8 Contract is, as of the date of execution of this Agreement, in default thereunder and the Company has not given or received any notice of default with respect to the License Agreement or any Schedule 2.8 Contract.  None of the other parties to the License Agreement or any Schedule 2.8 Contract has asserted any claim of default or offset against the Company with respect thereto, and as of the date of execution of this Agreement, no event has occurred or failed to occur, the occurrence or non‑occurrence of which, as the case may be, would in any way affect the validity or enforceability of the License Agreement or any Schedule 2.8 Contract or give rise, with the passage of time or the giving of notice, or both, to any claim against the Company or to any default under the License Agreement or any Schedule 2.8 Contract.

2.6       The execution and delivery by such Seller of this Agreement does not, and the performance by such Seller of his or her obligations under this Agreement and the consummation of the transactions contemplated hereby will not, conflict with or result in a violation or breach of, or create any lien on any asset of the Company under,  any of the terms, conditions or provisions of any other agreement to which such Seller or the Company is a party or any judgment, order, decree, law, ordinance, rule or regulation applicable to the Company.

2.7       Annexed hereto as Schedule 2.7 is an unaudited balance sheet of the Company as of August 12, 2010 (the "Balance Sheet"), a copy of which is attached hereto as Schedule 2.7.  The Balance Sheet has been prepared by the Company on the basis of the books and records maintained by the Company in the ordinary course of business in a manner consistently used and applied throughout the periods involved.  The Balance Sheet fairly presents in all material respects the financial condition of the Company as of August 12, 2010 and has been prepared in accordance with United States generally accepted accounting principles, consistently applied.  The books and records of the Company to which such Financial Statements are complete and correct and fairly reflect bona fide transactions set forth therein.

2.8       Except as set forth in Schedule 2.8, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations properly disclosed in the Balance Sheet.

2.9       Except for entering into the agreements set forth on Schedule 2.8, the Company has conducted no operations and no tax return has been required by applicable law to have been filed with respect to taxes for any tax period prior to the Closing.

2.10     As of the date hereof, there is no action, proceeding or investigation pending or, to such Seller’s knowledge, threatened (a) which is or may be brought against or which involves the Company, (b) which questions or challenges the validity of, or seeks damages or equitable relief on the basis of, this Agreement or any action taken or to be taken by the Company or such Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, or (c) against the Company or such Seller which might affect the right of the Purchaser after the Closing Date to own the Shares or to operate the Company’s business as presently conducted, nor to the Company or Seller’s knowledge is there any valid basis for any such action, proceeding or investigation.

2.11     There is no outstanding order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against the Company involving or relating to the Company or its business.  The Company is in compliance in all material respects with all applicable federal, state or local laws, rules, regulations, ordinances, zoning requirements, governmental restrictions, orders, judgments and decrees affecting, involving or relating to its business, and the Company has not received any notices alleging any such violation.

2.12     No consent or waiver of any person is required to be obtained by such Seller in connection with the execution, delivery and performance of this Agreement.

2.13     Such Seller has not entered into any arrangement or agreement binding upon such Seller which would give rise to any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement.

2.14     Such Seller hereby confirms that the Purchaser Shares to be received by such Seller hereunder are being acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part of the Purchaser Shares in contravention of applicable law, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person in or with respect to any of the Purchaser Shares.

2.15     Such Seller is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").  Such Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchaser Shares.

2.16     Such Seller understands that the Purchaser Shares such Seller is acquiring pursuant to this Agreement are "restricted securities" within the meaning of Rule 144 under the Securities Act ("Rule 144") inasmuch as they will be acquired from Purchaser in a transaction not involving a public offering and that, under the federal securities laws and applicable regulations, the Purchaser Shares may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, such Seller represents that such Seller understands and accepts the restrictions set forth in Section 1.6,  is familiar with Rule 144 and understands the resale limitations imposed thereby and by the Securities Act.

2.17     Such Seller acknowledges that such Seller has been advised by Purchaser to review (and that Purchaser has offered to provide such Seller with copies of) the Purchaser’s most recent Form 10-K, Form 10-Q, proxy statement, Annual Report to Stockholders (including exhibits) filed by Purchaser with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and other information and reports so filed by the Purchaser since the date of Purchaser’s most recent Form 10-K and prior to the date hereof (the "Publicly Available Information").  Such Seller further represents that such Seller has made such investigation of the Publicly Available Information as such Seller and such Seller’s advisors deem necessary to understand the business, properties, prospects and financial condition of the Company.

SECTION 3.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

The Purchaser represents and warrants to the Sellers as follows:

3.1       No consent or waiver of any person is required to be obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement.

3.2       The execution and delivery of this Agreement by the Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Purchaser and do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, suspension, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind under (i) the Certificate of Incorporation or By-Laws of Purchaser, (ii) any provision of bond, mortgage, indenture, agreement, deed of trust, license, lease, contract, commitment or loan or other agreement to which Purchaser is a party or bound, or (iii) any judgment, order, decree, law, ordinance, rule or regulation applicable to Purchaser.

3.3       This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against Purchaser in accordance with its terms.

3.4       The issuance of the Purchaser Shares has been duly authorized and, when issued at the Closing against delivery of the Shares, the Purchaser Shares will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

3.5       Purchaser has not entered into any arrangement or agreement binding upon Purchaser which would give rise to any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement

SECTION 4.  DELIVERIES BY SELLER.

Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Purchaser contained herein, and in consideration of the Purchaser Shares, each Seller agrees to deliver (or cause to be delivered) to the Purchaser at the Closing the following agreements and documents:

4.1       stock certificates or lost stock affidavits, as the case may be, representing such Seller’s Shares, duly endorsed or accompanied by duly executed instruments of transfer;

4.2       a certificate of the Secretary of the Company, as of the date hereof, attaching a copy of the Company’s current certificate of incorporation, all amendments thereto, and current bylaws, and certified by the Secretary as correct and complete

4.3       certificates of good standing and/or subsistence for the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware;

4.4       all corporate minute and stock books, stock ledgers and corporate seals of the Company;

4.5       written resignations of all members of the Board of Directors of the Company; and

4.6      such other documents and instruments as in the opinion of legal counsel for the Purchaser, may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

SECTION 5.  DELIVERIES BY PURCHASER.

Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Sellers contained herein, and in consideration of the transfer and sale of the Shares, the Purchaser agrees to deliver to each Seller (except as otherwise provided in Section 1.3) stock certificates representing the Purchaser Shares issuable to such Seller as set forth on Schedule 1.1.

SECTION 6.   INDEMNIFICATION.

6.1       Each Seller agrees to save, defend, indemnify and hold harmless the Purchaser and its successors and assigns from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorneys’ fees ("Damages"), suffered or incurred by it or them, directly or indirectly, arising from, related to or as a result of (i) any breach or default by such Seller of any provisions of this Agreement and (ii) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of such Seller contained in or made in connection with this Agreement and/or any other related documents executed simultaneously therewith.  The representations and warranties of such Seller made herein shall survive for one (1) year after the date of this Agreement.

6.2       The Purchaser agrees to save, defend, indemnify and hold harmless each Seller and such Seller’s successors and assigns from and against any and all Damages suffered or incurred by it or them, directly or indirectly, arising from, related to or as a result of (i) any breach or default by the Purchaser of any provisions of this Agreement and (ii) the untruth, inaccuracy or breach of any representation, warranty, agreement or covenant of the Purchaser contained in or made in connection with this Agreement and/or any other related documents executed simultaneously therewith.  The representations and warranties of the Purchaser made herein shall survive for one (1) year after the date of this Agreement.

6.3       A party seeking indemnity hereunder (the "Indemnified Party") will give each party from whom indemnity is sought hereunder (the "Indemnitor") prompt written notice (hereinafter, the "Indemnification Notice") of any demands, claims, actions or causes of action (collectively, "Claims") asserted against the Indemnified Party.

6.4       Recourse by the Purchaser for Damages incurred shall be limited as to each Seller to its pro rata portion of the Holdback Shares.  No Seller shall have any liability separate from, or in addition to, such Seller’s pro rata portion of the Holdback Shares.

SECTION 7.  SELLER REPRESENTATIVE.

7.1       Edwin A. Reilly is hereby constituted and appointed as the "Seller Representative" to act as agent and attorney in fact for and on behalf of the other Stockholders.  Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and his or her successors and assigns, to (a) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Sellers in connection herewith, (b) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (c) receive service of process in connection with any claims under this Agreement, (d) agree to, negotiate, enter into settlements and compromises of, assume the defense of claims, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (e) give and receive notices and communications, (f) amend this Agreement and any other agreement delivered in connection  therewith to which the Sellers are party, and (g) take all actions necessary or appropriate in the judgment of the Seller Representative on behalf of the Sellers in connection with this Agreement.

7.2       The Seller Representative will not be liable for any act done or omitted under this Agreement as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Seller Representative shall not be paid any fee for services to be rendered hereunder.  All reasonable fees and expenses incurred by the Seller Representative in performing its duties hereunder shall be borne by the Sellers severally pro rata based on the percentage of the total number of Purchase Shares received by each Seller.

SECTION 8.  MISCELLANEOUS.

8.1.      Notices.   Any notice required by this Agreement shall be in writing, and shall be deemed to be duly given when sent by email or facsimile transmission (provided there is a contemporaneous record of transmission), delivered by overnight courier, or mailed certified mail, return receipt requested, in each case with a copy sent by first class mail, to the addresses set forth above or to such other address as either party shall designate in writing from time to time or to the fax numbers set forth herein, as the case may be.  The addresses set forth below for the respective parties shall be the places where notices shall be sent, unless written notice of a change of address is given.

If to the Purchaser:

Aquamer Medical Corp.
23 Wallace Street
Red Bank, New Jersey 07701
Attention: President
Fax No.: (732) 676-7951
Email: info@acquamercorp.com

If to the Sellers:

Edwin A. Reilly, as Sellers Representative
c/o Urban Agriculture Corp.
8 Algonquian Drive
Natick, Massachusetts 01760
Fax No.: (508) 647-0041
Email: ContactUs@UrbanAgCorp.com

8.2.      Captions.  The captions and section headings herein are for convenience only, and in no way define, limit or describe the scope or intent thereof, or in any way affect the construction of this Agreement.

8.3.      Entire Agreement.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may not be amended or modified except in writing signed by all the parties hereto.

8.4.      Governing Law.  This Agreement shall be made in, governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.  The parties consent to the exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, for all purposes in connection with any proceedings.  The parties consent that any process or notice of motion or other application to either of said courts, in any paper in connection with the proceedings may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.

8.5.      Waiver.  The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default.

8.6.      Non-Exclusive Remedies.  No remedy conferred by any provision hereof shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every remedy given hereunder or now or hereafter existing at law or in equity.  The election of any one or more remedies by any party shall not constitute a waiver of the right to obtain other available remedies.

8.7.      Modification.  This Agreement contains the entire agreement of the parties and supersedes any prior or contemporaneous negotiations, understanding or agreements between the parties, written or oral, with respect to the transaction contemplated by this Agreement.  This Agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

8.8.      Severability.  A determination that a provision or part of any provision of this Agreement is invalid or unenforceable shall not affect the remaining parts or provisions of this Agreement that shall continue in full force and effect.

8.9.      Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but may not be assigned by any party without the express written consent of all other parties, which consent shall not be unreasonably withheld or delayed.

8.10.    Counterparts.  This Agreement may be executed by original signature or by facsimile or by PDF sent by email in two or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

8.11.    Expenses.  Purchaser shall bear all costs and expenses (including legal and accounting fees and expenses) incurred in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused the execution of this Agreement as of the date and year first above written.

PURCHASER:

AQUAMER MEDICAL CORP.

By:

         Name: Richard Falcone
         Title:   Chief Executive Officer

SELLERS:

                                    Edwin A. Reilly
                                    Michael J. Mahoney
                                    James A. Shanahan
                                    Laura Magliochetti
                                    Olivia Magliochetti
                                    Rita Magliochetti
                                    Robert McGuire
                                    James R. Bolton
                                    Jennifer K. Bolton
                                    Sahin Atlas
                                    Robert Hesse

Schedule 1.1

Sellers

Names of Seller	# Shares Owned	% Ownership	Purchaser Shares to be Received
Edwin A. Reilly	30	5.69259962	3,415,560
Michael J. Mahoney	25	4.74383302	2,846,300
James A. Shanahan	10	1.89753321	1,138,520
Laura Magliochetti	60	11.38519924	6,831,120)
Olivia Magliochetti	60	11.38519924	6,831,120
Rita Magliochetti	80	15.18026565	9,108,159
Robert McGuire	25	4.74383302	2,846,300
James R. Bolton	125	23.71916509	14,231,499
Jennifer K. Bolton	60	11.38519924	6,831,120
Sahin Atlas	25	4.74383302	2,846,300
Robert Hesse	27	5.12333966	3,074,004
TOTAL	527	100%	60,000,002

Schedule 2.2(b)

Profit Participation Agreement

Note Purchase Agreement, dated April 23, 2010  with Robert McGuire

Schedule 2.4

Subsidiaries

Urban Agricultural – New Jersey LLC (Delaware)

Urban Agricultural – Massachusetts LLC (Delaware)

Schedule 2.7
Balance Sheet

URBAN AGRICULTURE CORP.
BALANCE SHEET

As of 8/12/2010

Assets

Cash	75,467.98
Other current assets	-

Total Current Assets	75,467.98

Buildings and other depreciable assets	-
Less accumulated depreciation	-
Other assets - User License	1,000,000.00

Total Assets	1,075,467.98

Liabilities and Stockholders Equity

Accounts payable & Accrued Expenses	73,583.28
Other current liabilities	750,000.00

Total Current Liabilities	823,583.28

Long Term Debt	300,000.00
Other Liabilities	-

Total Liabilities	1,123,583.28

Common stock (527 shares, $.001 par value)	0.05
Additional paid-in capital	100,000.00
Retained deficit	(148,115.35)

Total Shareholder's Equity	(48,115.30)

Total Liabilities and Stockholders' Equity	1,075,467.98

Schedule 2.8

Liabilities and Obligations

Employment Agreement, dated May 1, 2010, with Edwin A. Reilly

Employment Agreement, dated July 8, 2010, with Michael J. Mahoney

Note Purchase Agreement and Promissory Note, dated April 23, 2010 with Robert McGuire

License Agreement, dated June 27, 2010, with TerraSphere